Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2 and related Prospectus of Bullion River Gold Corp. for the registration of 34,708,005 shares of common stock and to the incorporation therein of our report dated March 31, 2005, with respect to the financial statements of Bullion River Gold Corp. (an exploration stage company), included in its Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

/s/ Hall & Company
Hall & Company
Irvine, California
January 23, 2006